Exhibit 99.1


                          PART I. FINANCIAL INFORMATION

ITEM I.  FINANCIAL STATEMENTS

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Statements of Operations, Net Proceeds and Comprehensive Income
(Unaudited)

(Dollars in Thousands)
                                                                         Three Months Ended                 Nine Months Ended
                                                                  -------------------------------   -------------------------------
                                                                     March 30,        March 24,        March 30,         March 24,
                                                                       2002             2001             2002              2001
                                                                  ------------      -----------     ------------      ------------

Net sales                                                          $  244,886        $  274,427      $  788,667        $  896,056
Cost of sales                                                        (190,937)         (218,102)       (618,185)         (722,473)
                                                                   ----------        ----------      ----------        ----------
Gross profit                                                           53,949            56,325         170,482           173,583
Selling, administrative, and general expense                          (31,029)          (35,609)        (94,796)          (97,528)
Restructuring                                                               0                 0          (2,622)                0
Gain from pension curtailment                                               0                 0           2,472                 0
Income from joint venture                                                 627               316           1,825             1,540
                                                                   ----------        ----------      ----------        ----------
Operating income                                                       23,547            21,032          77,361            77,595
Interest expense                                                      (15,951)          (20,853)        (51,643)          (64,794)
                                                                   ----------        ----------      ----------        ----------
Income before taxes, dividends, and allocation of net proceeds          7,596               179          25,718            12,801
Tax provision                                                          (2,163)             (720)         (7,707)           (4,884)
                                                                   ----------        ----------      ----------        ----------
Net income/(loss)                                                  $    5,433        $     (541)     $   18,011        $    7,917
                                                                   ==========        ==========      ==========        ==========

Allocation of net proceeds:
   Net income/(loss)                                               $    5,433        $     (541)     $   18,011        $    7,917
   Dividends on common and preferred stock                             (1,951)           (1,945)         (6,406)           (6,155)
                                                                   ----------        ----------      ----------        ----------
   Net proceeds/(deficit)                                               3,482            (2,486)         11,605             1,762
   Allocation (to)/from earned surplus                                 (1,633)            2,486          (5,153)           (1,520)
                                                                   ----------        ----------      ----------        ----------
   Net proceeds available to members                               $    1,849        $        0      $    6,452        $      242
                                                                   ==========        ==========      ==========        ==========

Net proceeds available to members:
   Estimated cash payment                                          $      462        $        0      $    1,613        $       61
   Qualified retains                                                    1,387                 0           4,839               181
                                                                   ----------        ----------      ----------        ----------
   Net proceeds available to members                               $    1,849        $        0      $    6,452        $      242
                                                                   ==========        ==========      ==========        ==========

Net income/(loss)                                                  $    5,433        $     (541)         18,011        $    7,917
Other comprehensive income:
   Unrealized loss on hedging activity                                    (16)           (1,068)           (390)             (178)
                                                                   ----------        ----------      ----------        ----------
Comprehensive income/(loss)                                        $    5,417        $   (1,609)     $   17,621        $    7,739
                                                                   ==========        ==========      ==========        ==========



The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)                                        ASSETS                    March 30,        June 30,         March 24,
                                                                                           2002            2001             2001
                                                                                        ----------      ----------     -----------
                                                                                        (Unaudited)                     (Unaudited)
Current assets:
   Cash and cash equivalents                                                            $    7,638      $    7,656     $    6,571
   Accounts receivable, trade, net                                                          80,877          85,543        104,018
   Accounts receivable, co-pack activity and other                                           9,008           7,949         10,616
   Income taxes refundable                                                                       0             938              0
   Inventories                                                                             337,252         313,856        347,508
   Current investment in CoBank                                                              4,452           3,998          5,233
   Prepaid manufacturing expense                                                            10,894          22,427         13,431
   Prepaid expenses and other current assets                                                17,968          19,603         16,450
   Current deferred tax asset                                                                2,202           2,202         11,657
                                                                                        ----------      ----------     ----------
            Total current assets                                                           470,291         464,172        515,484
Investment in CoBank                                                                         6,208          10,660         10,757
Investment in joint venture                                                                  9,085           8,018          8,410
Property, plant, and equipment, net                                                        295,792         305,531        308,259
Assets held for sale, at net realizable value                                                  120             120            403
Goodwill                                                                                   236,311         236,311        238,458
Intangible assets, net                                                                      11,592          12,466         12,770
Other assets                                                                                23,134          24,073         25,144
                                                                                        ----------      ----------     ----------
            Total assets                                                                $1,052,533      $1,061,351     $1,119,685
                                                                                        ==========      ==========     ==========

                                    LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION
Current liabilities:
   Notes payable                                                                        $   75,400      $        0     $   78,000
   Current portion of obligations under capital leases                                         752             316            218
   Current portion of long-term debt                                                        14,934          15,599         15,596
   Accounts payable                                                                         30,696         117,931         80,951
   Income taxes payable                                                                      5,504               0            427
   Accrued interest                                                                         10,722           9,253         12,873
   Accrued employee compensation                                                             8,526          10,081          8,545
   Other accrued expenses                                                                   45,045          49,345         50,729
   Dividends payable                                                                            24              36             24
   Amounts due Class A members                                                              15,670          17,983         12,942
                                                                                        ----------      ----------     ----------
            Total current liabilities                                                      207,273         220,544        260,305
Obligations under capital leases                                                             2,895             571            520
Long-term debt                                                                             624,890         631,128        635,356
Deferred tax liabilities                                                                    26,376          26,376         32,262
Other non-current liabilities                                                               28,988          29,417         29,327
                                                                                        ----------      ----------     ----------
            Total liabilities                                                              890,422         908,036        957,770
                                                                                        ----------      ----------     ----------
Commitments and contingencies
Class B cumulative redeemable preferred stock, liquidation preference $10 per share; authorized - 500,000 shares, issued and
     outstanding 23,940, 23,923, and 23,664 shares, respectively                               239             239            237
Class A common stock, par value $5, authorized - 5,000,000 shares
                                                   March 30,     June 30,      March 24,
                                                     2002          2001          2001
                                                   ---------    ---------     ---------
   Shares issued                                   2,096,163    2,257,479     2,259,174
   Shares subscribed                                     751       97,243       107,783
                                                   ---------    ---------     ---------
            Total subscribed and issued            2,096,914    2,354,722     2,366,957
   Less subscriptions receivable in installments        (751)     (97,243)     (107,783)
                                                   ----------   ---------     ---------
            Total issued and outstanding           2,096,163    2,257,479     2,259,174     10,481          11,287         11,296
                                                   =========    =========     =========
Class B common stock, par value $5, authorized 2,000,000
   Shares; issued and outstanding  0, 723,229, and 723,229
     shares, respectively                                                                        0               0              0
Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                   15,538          10,699         10,881
   Non-qualified allocation to members                                                           0               0              0
   Non-cumulative preferred stock, par value $25, authorized
     5,000,000 shares; issued and outstanding 31,669,
       32,308 and 32,669 shares, respectively                                                  792             808            817
   Class A cumulative preferred stock, liquidation preference
     $25 per share, authorized 10,000,000 shares; issued and
       outstanding 4,496,082, 4,495,443 and 4,495,082 shares, respectively                 112,402         112,386        112,377
   Special membership interests                                                                  0               0              0
   Earned surplus                                                                           23,004          17,851         27,010
   Accumulated other comprehensive income:
     Unrealized gain/(loss) on hedging activity                                                228             618           (178)
     Minimum pension liability adjustment                                                     (573)           (573)          (525)
                                                                                        ----------      ----------     ----------
            Total shareholders' and members' capitalization                                151,391         141,789        150,382
                                                                                       -----------      ----------     ----------
            Total liabilities and capitalization                                        $1,052,533      $1,061,351     $1,119,685
                                                                                        ==========      ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

                                                                                                        Nine Months Ended
                                                                                              -------------------------------------
                                                                                                 March 30,               March 24,
                                                                                                   2002                    2001
                                                                                              --------------         --------------
Cash flows from operating activities:
     Net income                                                                                $    18,011            $     7,917
     Estimated cash payments due to Class A members                                                 (1,613)                   (61)
     Adjustments to reconcile net income to net cash used in operating activities:
       Depreciation                                                                                 22,887                 24,146
       Amortization of goodwill and certain intangible assets                                          862                  7,414
       Amortization of debt issue costs, amendment costs, and
         discount on subordinated promissory notes                                                   4,225                  4,182
       Interest in-kind on subordinated promissory note                                                873                  1,231
       Equity in undistributed earnings of joint venture                                            (1,067)                (1,540)
       Equity in undistributed earnings of CoBank                                                        0                    (96)
     Change in assets and liabilities:
         Accounts receivable                                                                         3,607                 (8,959)
         Inventories and prepaid manufacturing expense                                             (11,863)               (45,226)
         Income taxes refundable                                                                     6,442                  6,252
         Accounts payable and other accrued expenses                                               (91,633)               (25,005)
         Amounts due Class A members                                                                (2,313)                (8,754)
         Other assets and liabilities, net                                                             740                 (1,364)
                                                                                               -----------            -----------
Net cash used in operating activities                                                              (50,842)               (39,863)
                                                                                               -----------            -----------

Cash flows from investing activities:
     Purchase of property, plant and equipment                                                     (10,537)               (20,981)
     Proceeds from disposals                                                                            52                  5,068
     Proceeds from investment in CoBank                                                              3,998                  2,926
                                                                                               -----------            -----------
Net cash used in investing activities                                                               (6,487)               (12,987)
                                                                                               -----------            -----------

Cash flows from financing activities:
     Net proceeds from issuance of short-term debt                                                  75,400                 74,400
     Payments on long-term debt                                                                     (9,072)               (12,659)
     Payments on capital lease                                                                        (111)                     0
     Cash paid in conjunction with debt amendment                                                   (1,694)                (1,707)
     Cash portion of non-qualified conversion                                                            0                    (83)
     (Repurchases)/issuance of common stock, net                                                      (806)                   631
     Cash dividends paid                                                                            (6,406)                (6,155)
                                                                                               -----------            -----------
Net cash provided by financing activities                                                           57,311                 54,427
                                                                                               -----------            -----------

Net change in cash and cash equivalents                                                                (18)                 1,577
Cash and cash equivalents at beginning of period                                                     7,656                  4,994
                                                                                               -----------            -----------
Cash and cash equivalents at end of period                                                     $     7,638            $     6,571
                                                                                               ===========            ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            PRO-FAC COOPERATIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

The Cooperative: Pro-Fac Cooperative, Inc. is an agricultural cooperative which processes and markets crops grown by its members through its wholly-owned subsidiary Agrilink Foods, Inc. ("Agrilink Foods"), and until February 15, 2001, through a former subsidiary, PF Acquisition II, Inc. (PFII) in which it had a controlling interest. Pro-Fac Cooperative, Inc. conducts business under the name Agrilink and PFII conducted business under the name AgriFrozen Foods ("AgriFrozen"). Agrilink Foods has four primary product lines including: vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales are within the United States. In addition, all of the Cooperative's operating facilities, excluding one in Mexico, are within the United States. Unless the context otherwise requires, the terms "Cooperative" and "Pro-Fac" refer to Pro-Fac Cooperative, Inc. and its subsidiary, Agrilink Foods.

Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information required by GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations have been included. Operating results for the three months and nine months ended March 30, 2002 are not necessarily the results to be expected for other interim periods or the full year. These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Pro-Fac Cooperative, Inc. Form 10-K for the fiscal year ended June 30, 2001.

Consolidation: The consolidated financial statements include the Cooperative and its subsidiary, Agrilink Foods and until February 15, 2001, AgriFrozen. The financial statements are after elimination of intercompany transactions and balances. Investments in affiliates owned more than 20 percent but not in excess of 50 percent are recorded under the equity method of accounting.

Reclassification: Certain items for fiscal 2001 have been reclassified to conform with the current period presentation.

New Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." This statement is further disclosed in NOTE 2 to the "Notes to Consolidated Financial Statements."

In November 2001, the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") issued EITF Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." Under this pronouncement, generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration.

EITF 01-09 also codifies and reconciles related guidance issued by the EITF regarding EITF Issue No. 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products," which addressed the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buydowns and slotting fees. Accordingly, during the third quarter and first nine months of fiscal 2002, promotions and slotting fees, previously classified as selling, general, and administrative expense, have been reclassified as a reduction of gross sales and all other prior periods have also been reclassified to reflect this modification. Total promotions and slotting fees were $33.5 million and $36.0 million in the third quarter of fiscal 2002 and 2001, respectively, and $103.4 million and $116.6 million in the first nine months of fiscal 2002 and 2001, respectively. The adoption of EITF 00-25 did not impact the Cooperative's profitability.

EITF 01-09 also codifies and reconciles related guidance issued by the EITF regarding EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," which addressed the recognition, measurement, and income statement classification for sales incentives that a company offers to its customers. Accordingly, during the third quarter and first nine months of fiscal 2002, coupon expense, previously classified as selling, general and administrative expense, has been reclassified as a reduction of gross sales and all prior periods have also been reclassified to reflect this modification. Coupon expense was $1.9 million and $2.8 million in the third quarter of fiscal 2002 and 2001, respectively, and $6.7 and $7.5 million in the first nine months of fiscal 2002 and 2001, respectively. The adoption of EITF Issue 00-14 did not impact the Cooperative's profitability.

NOTE 2. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001. Effective July 1, 2001, Agrilink

Foods adopted SFAS No. 142, which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

The Cooperative and its wholly-owned subsidiary, Agrilink Foods, completed the required impairment evaluation of goodwill and other intangible assets in conjunction with its adoption of SFAS No. 142 which indicated no impairment existed.

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. The following schedule sets forth the major classes of intangible assets held by the Cooperative:

(Dollars in Thousands)

                                       March 30,     June 30,        March 24,
                                         2002          2001            2001
                                     -----------    ----------      ---------
Amortized intangibles:
   Covenants not to compete           $    2,478    $    2,478      $   2,478
   Other                                  12,000        12,000         12,000
     Less:  accumulated amortization      (2,886)       (2,012)        (1,708)
                                      ----------    ----------      ---------
   Intangible assets, net             $   11,592    $   12,466      $  12,770
                                      ==========    ==========      =========

The aggregate amortization expense associated with intangible assets was approximately $0.3 million for the quarter ended March 30, 2002 and $0.9 million for the nine months ended March 30, 2002. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2003         $1,103
2004            915
2005            891
2006            891
2007            760

A reconciliation of reported net income adjusted to reflect the adoption of SFAS No. 142 for the third quarter and nine months ended March 24, 2001 is provided below:

                                                        Three Months Ended               Nine Months Ended
                                                  --------------------------         -------------------------
                                                   March 30,      March 24,           March 30,      March 24,
                                                     2002           2001                2002            2001
                                                  ----------     ----------          ----------      ---------
(Dollars in Thousands)

Reported net income                               $   5,433      $    (541)           $ 18,011      $   7,917
Addback:  goodwill amortization (net of taxes)            0          1,215                   0          3,651
                                                  ---------      ---------            --------      ---------
Adjusted net income                               $   5,433      $     674            $ 18,011      $  11,568
                                                  =========      =========            ========      =========

NOTE 3. AGREEMENTS WITH AGRILINK FOODS

The contractual relationship between Pro-Fac and Agrilink Foods is defined in the Pro-Fac Marketing and Facilitation Agreement (the "Agreement"). Under the Agreement, Agrilink Foods pays Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market area. Although CMV is intended to be no more than the fair market value of the crops purchased by Agrilink Foods, it may be more or less than the price Agrilink Foods would pay in the open market in the absence of the Agreement.

Under the Agreement, Agrilink Foods is required to have on its board of directors individuals who are neither members of nor affiliated with Pro-Fac ("Disinterested Directors"). The number of Disinterested Directors must at least equal the number of directors who are members of Pro-Fac. The volume and type of crops to be purchased by Agrilink Foods from Pro-Fac under the Agreement are determined pursuant to its annual profit plan, which requires the approval of a majority of the Disinterested Directors. In addition, under the agreement, in any year in which Agrilink Foods has earnings on products which were processed from crops supplied by Pro-Fac ("Pro-Fac Products"), Agrilink Foods pays to Pro-Fac, as additional patronage income, up to 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings of Agrilink Foods (before dividing with Pro-Fac).

In years in which Agrilink Foods has losses on Pro-Fac Products, Agrilink Foods reduces the CMV it would otherwise pay to Pro-Fac by up to 90 percent of such losses, but in no case by more than 50 percent of all pretax losses of Agrilink Foods (before dividing with Pro-Fac). Additional patronage income is paid to Pro-Fac for services provided to Agrilink Foods, including the provision of a long term, stable crop supply, favorable payment terms for crops, and the sharing of risks of losses of certain operations of the business. Earnings and losses are determined at the end of the fiscal year, but are accrued on an estimated basis during the year. Under the Agreement, Pro-Fac is required to reinvest at least 70 percent of the additional patronage income in Agrilink Foods.

Amounts received by Pro-Fac from Agrilink Foods for the nine months ended March 30, 2002 and March 24, 2001 include: commercial market value of crops delivered $70.1 million and $67.1 million, respectively. Pro-Fac's share of earnings was $12.9 million and $6.4 million, respectively.

NOTE 4. INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)

                             March 30,         June 30,           March 24,
                               2002              2001               2001
                            ----------        ----------          --------

Finished goods              $  308,169        $  279,991          $ 319,431
Raw materials and supplies      29,083            33,865             28,077
                            ----------        ----------          ---------
     Total inventories      $  337,252        $  313,856          $ 347,508
                            ==========        ==========          =========

NOTE 5.       DEBT

Summary of Long-Term Debt:

(Dollars in Thousands)
                                                    March 30,      June 30,       March 24,
                                                      2002           2001           2001
                                                   ----------    -----------     -----------

Term Loan Facility                                 $  403,500    $   411,600     $  417,000
Senior Subordinated Notes                             200,015        200,015        200,015
Subordinated Promissory Notes (net of discount)        31,829         29,660         28,460
Other                                                   4,480          5,452          5,477
                                                   ----------    -----------     ----------
     Total debt                                       639,824        646,727        650,952
Less current portion                                  (14,934)       (15,599)       (15,596)
                                                   ----------    -----------     ----------
     Total long-term debt                          $  624,890    $   631,128     $  635,356
                                                   ==========    ===========     ==========

Amendments to Agrilink Foods' Term Loan Facility: The term loan facility contains customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on sale-leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments and (iii) limitations on dividends and other distributions. The credit facility also contains covenants requiring Pro-Fac to maintain a minimum level of consolidated EBITDA, a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio, and a minimum level of consolidated net worth.

In August 2001, Agrilink Foods negotiated an amendment to the covenants. In conjunction with this amendment, Agrilink Foods incurred fees of approximately $1.7 million. This fee is being amortized over the remaining life of the credit facility. The August 2001 amendment imposes contingent fees and possible increases in interest rates under the credit facility if Agrilink Foods does not raise equity and deleverage its balance sheet or satisfy specified EBITDA and leverage ratio requirements within certain time frames. To this end, Agrilink Foods engaged a financial advisor to assist it in exploring various alternatives responsive to the amendment, including, among other possibilities, a private placement of a minimum of $100 million of securities. The amount of any contingent fees that may be imposed under the amendment is also impacted by the EBITDA which Agrilink Foods achieves for its fiscal year ending in June 2002.

In March 2002, Agrilink Foods entered into an exclusive letter of intent with Vestar Capital Partners related to a capital investment of $175 million, before fees and other expenses. It is contemplated that the investment would be in the form of preferred and common equity interests. The closing of the transaction is subject to the negotiation and execution of definitive agreements, together with other customary conditions of closing.

Pro-Fac and Agrilink Foods are in compliance with all covenants, restrictions, and requirements under the terms of the Credit Facility as amended.

NOTE 6: OPERATING SEGMENTS

The Cooperative is organized by product line for management reporting, with operating income being the primary measure of segment profitability. Accordingly, no items below operating earnings are allocated to segments. The Cooperative's four primary operating segments are as follows: vegetables, fruits, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin, Freshlike, Veg-All, McKenzies, and Brooks Chili Beans. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips, popcorn and other corn-based snack items. Branded products within the snacks category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, Beehive, Pops-Rite, Super Pop and Flavor Destinations. The canned meal product line includes canned meat products such as chilies, stew, soups, and various other ready-to-eat prepared meals. Branded products within the canned meal category include Nalley. The Cooperative's other product line primarily represents salad dressings. Branded products within the other category include Bernstein's and Nalley.

The following table illustrates the Cooperative's operating segment information:

(Dollars in Millions)
                                                                      Three Months Ended                   Nine Months Ended
                                                                  ------------------------------     ----------------------------
                                                                    March 30,         March 24,       March 30,         March 24,
                                                                      2002              2001            2002              2001
                                                                   ----------        ---------        ---------         ---------
Net Sales:
   Vegetables                                                        $  180.8         $   203.7        $  568.0         $   630.4
   Fruits                                                                21.2              21.8            90.8              92.2
   Snacks                                                                20.9              20.7            65.1              65.4
   Canned Meals                                                          12.7              13.2            37.0              41.1
   Other                                                                  9.3              10.1            27.8              31.1
                                                                     --------         ---------        --------         ---------
     Continuing segments                                                244.9             269.5           788.7             860.2
   Businesses closed1                                                     0.0               5.0             0.0              35.9
                                                                     --------         ---------        --------         ---------
       Total                                                         $  244.9         $   274.5        $  788.7         $   896.1
                                                                     ========         =========        ========         =========

Operating income2:
   Vegetables3                                                       $   16.9         $    16.8        $   48.6         $    48.0
   Fruits                                                                 2.5               1.2            15.4              12.6
   Snacks                                                                 1.1               0.6             4.3               4.2
   Canned Meals                                                           1.8               1.2             6.2               5.9
   Other                                                                  1.2               0.4             3.0               1.6
                                                                     --------         ---------        --------         ---------
     Continuing segments                                                 23.5              20.2            77.5              72.3
   Businesses closed1                                                     0.0               0.8             0.0               5.3
Restructuring                                                             0.0               0.0            (2.7)              0.0
Gain on pension curtailment                                               0.0               0.0             2.5               0.0
                                                                     --------         ---------        --------         ---------
Total consolidated operating income                                      23.5              21.0            77.3              77.6
Interest expense                                                        (15.9)            (20.8)          (51.6)            (64.8)
                                                                     --------         ---------        --------         ---------
Income before taxes, dividends, and allocation of net proceeds       $    7.6         $     0.2        $   25.7         $    12.8
                                                                     ========         =========        ========         =========

1    Represents operations no longer part of the Cooperative.

2 In accordance with SFAS No. 142, goodwill is no longer amortized. Amortization associated with the change resulting from the implementation of SFAS No. 142 in the vegetable, fruit, snacks, canned meals, and other product lines for the quarter ending March 30, 2002 was $1.7 million, $0.1 million, $0.1 million, $0.1 million, and $0.2 million, respectively, and $5.1 million, $0.1 million, $0.3 million, $0.5 million, and $0.5 million, respectively for the nine months ending March 30, 2002.

3 The Cooperative's investment in Great Lakes Kraut Company contributed earnings in the vegetable product line of $0.6 million and $0.3 million for the three months ended March 30, 2002 and March 24, 2001, respectively, and $1.8 million and $1.5 million for the nine months ended March 30, 2002 and March 24, 2001, respectively.

NOTE 7. SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of Agrilink Foods ("Subsidiary Guarantors"), and Pro-Fac, have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Agrilink Foods with respect to Agrilink Foods' 11-7/8 percent Senior Subordinated Notes due 2008 (the "Notes") and the Credit Facility. The covenants in the Notes and the Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to Agrilink Foods.

Presented below is condensed consolidating financial information for (i) Pro-Fac Cooperative, (ii) Agrilink Foods, (iii) the Subsidiary Guarantors, and (iv) non-guarantor subsidiaries as of and for the quarter and nine months ended March 30, 2002 and March 24, 2001. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flow of the Cooperative and its guarantor and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                                 Balance Sheet
                                                                                March 30, 2002
                                               ------------------------------------------------------------------------------------
                                                 Pro-Fac        Agrilink     Subsidiary   Non-Guarantor  Eliminating
                                               Cooperative     Foods, Inc.   Guarantors   Subsidiaries      Entries    Consolidated
                                               ------------    -----------   ----------   -------------  ------------  ------------
(Dollars in Thousands)



  Cash and cash equivalents                       $       0    $    5,544    $     803     $  1,291      $        0     $    7,638
  Accounts receivable, net                                0        86,914        2,825          146               0         89,885
  Inventories -
    Finished goods                                        0       307,767          236          166               0        308,169
    Raw materials and supplies                            0        28,358          578          147               0         29,083
                                                  ---------    ----------    ---------     --------      ----------     ----------
      Total inventories                                   0       336,125          814          313               0        337,252

  Other current assets                                    0        35,126           98          292               0         35,516
                                                  ---------    ----------    ---------     --------      ----------     ----------

      Total current assets                                0       463,709        4,540        2,042               0        470,291

  Property, plant and equipment, net                      0       288,332        4,010        3,450               0        295,792
  Investment in subsidiaries                      $ 187,336       309,191            0            0        (496,527)             0
  Goodwill and other intangible assets, net               0        54,842      193,061            0               0        247,903
  Other assets                                           60        47,634      110,908            0        (120,055)        38,547
                                                  ---------    ----------    ---------     --------      ----------     ----------
      Total assets                                $ 187,396    $1,163,708    $ 312,519     $  5,492      $ (616,582)    $1,052,533
                                                  =========    ==========    =========     ========      ==========     ==========


Liabilities and Shareholders' Equity
  Notes payable                                   $       0    $   75,400    $       0     $      0      $        0     $   75,400
  Current portion of long-term debt                       0        14,934            0            0               0         14,934
  Accounts payable                                       70        29,078        1,214          334               0         30,696
  Accrued interest                                        0        10,722            0            0               0         10,722
  Intercompany loans                                      0          (734)          87          647               0              0
  Other current liabilities                          15,815        53,168        5,541          997               0         75,521
                                                 ----------    ----------    ---------     --------      ----------     ----------
      Total current liabilities                      15,885       182,568        6,842        1,978               0        207,273

  Long-term debt                                          0       624,890            0            0               0        624,890
  Other non-current liabilities                       9,400       168,914            0            0        (120,055)        58,259
                                                  ---------    ----------    ---------     --------      ----------     ----------

      Total liabilities                              25,285       976,372        6,842        1,978        (120,055)       890,422

  Class B cumulative preferred stock                    239             0            0            0               0            239
  Class A common stock                               10,481             0            0            0               0         10,481
  Shareholders' equity                              151,391       187,336      305,677        3,514        (496,527)       151,391
                                                  ---------    ----------    ---------     --------      ----------     ----------

      Total liabilities and shareholders' equity  $ 187,396    $1,163,708     $312,519     $  5,492      $ (616,582)    $1,052,533
                                                  =========    ==========     ========     ========      ==========     ==========





                                                                              Statement of Operations
                                                                     For  the Nine Months Ended March 30, 2002
                                                  --------------------------------------------------------------------------------
                                                    Pro-Fac       Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                  Cooperative    Foods, Inc.  Guarantors  Subsidiaries    Entries     Consolidated
                                                  ------------   -----------  ----------  ------------- ------------  ------------
(Dollars in Thousands)

Net sales                                          $      0       $ 777,270     $ 11,397     $ 14,655      $ (14,655)   $ 788,667
Cost of sales                                             0        (610,177)      (8,008)     (14,106)        14,106     (618,185)
                                                   --------       ---------      -------     --------      ---------    ---------
Gross profit                                              0         167,093        3,389          549           (549)     170,482
Selling, administrative, and general expenses            (1)       (135,194)      (2,644)           0         43,043      (94,796)
Other (expense)/income                                    0            (150)      43,043          582        (43,625)        (150)
Income from joint venture                                 0           1,825            0            0              0        1,825
                                                   --------       ---------      -------     --------      ---------    ---------
Operating (loss)/income before dividing with Pro-Fac     (1)         33,574       43,788        1,131         (1,131)      77,361
Interest (expense)/income                                 0         (59,592)       7,949            0              0      (51,643)
                                                   --------       ---------     --------     --------      ---------    ---------
Pretax (loss)/income before dividing with Pro-Fac        (1)        (26,018)      51,737        1,131         (1,131)      25,718
Pro-Fac share of income                              12,860         (12,860)           0            0              0            0
                                                   --------      ----------     --------     --------      ---------    ---------
Income/(loss) before taxes                           12,859         (38,878)      51,737        1,131         (1,131)      25,718
Tax (provision)/benefit                              (2,242)         13,338      (18,402)        (401)             0       (7,707)
                                                   --------     ----------      --------     --------      ---------    ---------
Net income/(loss)                                  $ 10,617      $  (25,540)    $ 33,335     $    730      $  (1,131)   $  18,011
                                                   ========      ==========     ========     ========      =========    =========


                                                                           Statement of Operations
                                                                     For  the Quarter Ended March 30, 2002
                                               ------------------------------------------------------------------------------------
                                                 Pro-Fac      Agrilink     Subsidiary   Non-Guarantor  Eliminating
                                               Cooperative   Foods, Inc.   Guarantors   Subsidiaries      Entries    Consolidated
                                               ------------  -----------   ----------   -------------  ------------  ------------
(Dollars in Thousands)

Net sales                                        $       0   $  241,509     $   3,377     $   6,834      $ (6,834)    $ 244,886
Cost of sales                                            0     (188,407)       (2,530)       (6,475)        6,475      (190,937)
                                                 ---------   ----------     ---------     ---------     ----------    ---------
Gross profit                                             0       53,102           847           359          (359)       53,949
Selling, administrative, and general expenses            0      (41,247)         (863)            0        11,081       (31,029)
Other (expense)/income                                   0            0        11,081           368       (11,449)            0
Income from joint venture                                0          627             0             0             0           627
                                                 ---------   ----------     ---------     ---------     ---------     ---------
Operating income before dividing with Pro-Fac            0       12,482        11,065           727          (727)       23,547
Interest (expense)/income                                0      (18,616)        2,665             0             0       (15,951)
                                                 ---------   -----------     ---------     --------      --------     ---------
Pretax (loss)/income before dividing with Pro-Fac        0       (6,134)       13,730           727          (727)        7,596
Pro-Fac share of income                              3,798       (3,798)            0             0             0             0
                                                 ---------   ----------     ---------     ---------     ----------    ---------
Income/(loss) before taxes                           3,798       (9,932)       13,730           727          (727)        7,596
Tax (provision)/benefit                               (683)       3,567        (4,899)         (148)            0        (2,163)
                                                 ---------   ----------     ---------     ---------     ----------    ---------
Net income/(loss)                                $   3,115   $   (6,365)    $   8,831     $     579      $   (727)    $   5,433
                                                 =========   ==========     =========     =========      ========     =========



                                                                                Statement of Cash Flows
                                                                       For the Nine Months Ended March 30, 2002
                                                        ----------------------------------------------------------------------------
                                                          Pro-Fac     Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                        Cooperative  Foods, Inc.  Guarantors  Subsidiaries    Entries   Consolidated
                                                        -----------  -----------  ----------  ------------- ----------- ------------
(Dollars in Thousands)

Net income/(loss)                                         $ 10,617   $ (25,540)   $ 33,335     $     730     $ (1,131)    $  18,011
Adjustments to reconcile net income/(loss) to net
   cash provided by/(used in) operating activities -
     Estimated cash payments due to class A members         (1,613)          0           0             0            0        (1,613)
     Depreciation                                                0      22,261         405           221            0        22,887
     Amortization of goodwill and certain intangible assets      0         299         563             0            0           862
     Amortization of debt issue costs, amendment costs,
       and discount on subordinated promissory note              0       4,225           0             0            0         4,225
     Interest-in-kind on subordinated promissory note            0         873           0             0            0           873
     Equity in undistributed earnings of joint venture           0      (1,067)          0             0            0        (1,067)
     Change in working capital                              (1,792)    (61,183)    (33,521)          345        1,131       (95,020)
                                                          --------   ---------    --------     ---------     --------     ---------
Net cash provided by/(used in) operating activities          7,212     (60,132)        782         1,296            0       (50,842)

Cash flows from investing activities:
   Purchase of property, plant, and equipment                    0     (10,521)          0           (16)           0       (10,537)
   Proceeds from disposals                                       0          52           0             0            0            52
   Proceeds from investment in CoBank                            0       3,998           0             0            0         3,998
                                                          --------   ---------    --------     ---------     --------     ---------
Net cash used in investing activities                            0      (6,471)          0           (16)           0        (6,487)

Cash flows from financing activities:
   Net proceeds from issuance of short-term debt                 0      75,400           0             0            0        75,400
   Payments on long-term debt                                    0      (9,072)          0             0            0        (9,072)
   Payments on capital lease                                     0        (111)          0             0            0          (111)
   Cash paid for debt amendments                                 0      (1,694)          0             0            0        (1,694)
   (Repurchase)/issuance of common stock, net                 (806)          0           0             0            0          (806)
   Cash dividends paid                                      (6,406)          0           0             0            0        (6,406)
                                                          --------   ---------    --------     ---------    ---------     ---------

Net cash (used in)/provided by financing activities         (7,212)     64,523           0             0            0        57,311
Net change in cash and cash equivalents                          0      (2,080)        782         1,280            0           (18)
Cash and cash equivalents at beginning of period                 0       7,624          21            11            0         7,656
                                                          --------   ---------    --------     ---------     --------     ---------
Cash and cash equivalents at end of period                $      0   $   5,544    $    803     $   1,291     $      0     $   7,638
                                                          ========   =========    ========     =========     ========     =========

                                                                                 Balance Sheet
                                                                                March 24, 2001
                                                      -----------------------------------------------------------------------------
                                                        Pro-Fac     Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                      Cooperative  Foods, Inc.  Guarantors  Subsidiaries    Entries    Consolidated
                                                      -----------  -----------  ----------  ------------- -----------  ------------
(Dollars in Thousands)
Assets
   Cash and cash equivalents                          $        0  $    4,939    $     192    $  1,440      $        0    $    6,571
   Accounts receivable, net                                    0     112,252        2,329          53               0       114,634
   Inventories -
     Finished goods                                            0     318,878          333         220               0       319,431
     Raw materials and supplies                                0      27,512          439         126               0        28,077
                                                      ----------  ----------    ---------    --------      ----------    ----------
       Total inventories                                       0     346,390          772         346               0       347,508

   Other current assets                                      105      46,278          162         226               0        46,771
                                                      ----------  ----------    ---------    --------      ----------    ----------

       Total current assets                                  105     509,859        3,455       2,065               0       515,484

   Property, plant and equipment, net                          0     300,366        4,198       3,695               0       308,259
   Investment in subsidiaries                            182,674     319,582            0           0        (502,256)            0
   Goodwill and other intangible assets, net                   0      48,460      202,768           0               0       251,228
   Other assets                                               59      53,850      114,519           0        (123,714)       44,714
                                                      ----------  ----------    ---------    --------      ----------    ----------

       Total assets                                   $  182,838  $1,232,117    $ 324,940    $  5,760      $ (625,970)   $1,119,685
                                                      ==========  ==========     =========   ========      ==========    ==========

Liabilities and Shareholders' Equity
   Notes payable                                      $        0  $   78,000    $       0    $      0      $        0    $   78,000
   Current portion of long-term debt                           0      15,596            0           0               0        15,596
   Accounts payable                                           57      79,439        1,169         286               0        80,951
   Accrued interest                                            0      12,873            0           0               0        12,873
   Intercompany loans                                          0      (2,466)       1,188       1,278               0             0
   Other current liabilities                              11,466      54,222        6,321         876               0        72,885
                                                      ----------  ----------    ---------    --------      ----------    ----------
       Total current liabilities                          11,523     237,664        8,678       2,440               0       260,305

   Long-term debt                                              0     635,356            0           0               0       635,356
   Other non-current liabilities                           9,400     176,423            0           0        (123,714)       62,109
                                                      ----------  ----------    ---------    --------      ----------    ----------

       Total liabilities                                  20,923   1,049,443        8,678       2,440        (123,714)      957,770

   Class B cumulative redeemable preferred stock             237           0            0           0               0           237
   Class A common stock                                   11,296           0            0           0               0        11,296

   Shareholders' equity                                  150,382     182,674      316,262       3,320        (502,256)      150,382
                                                      ----------  ----------    ---------    --------      ----------    ----------

       Total liabilities and shareholders' equity     $  182,838  $1,232,117    $ 324,940    $  5,760      $ (625,970)   $1,119,685
                                                      ==========  ==========    =========    ========      ==========    ==========

                                                                            Statement of Operations
                                                                   For the Nine Months Ended March 24, 2001
                                                      -----------------------------------------------------------------------------
                                                        Pro-Fac     Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                      Cooperative  Foods, Inc.  Guarantors  Subsidiaries    Entries    Consolidated
                                                      -----------  -----------  ----------  ------------- -----------  ------------
(Dollars in Thousands)
Net sales                                              $       0    $ 848,539   $  11,617    $   76,414   $ (40,514)     $  896,056
Cost of sales                                                  0     (687,760)     (7,337)      (76,299)     48,923        (722,473)
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Gross profit                                                   0      160,779       4,280           115       8,409         173,583
Selling, administrative, and general expenses                (11)    (134,101)     (7,434)       (3,226)     47,244         (97,528)
Other income                                                   0            0      47,244           591     (47,835)              0
Income from joint venture                                      0        1,540           0             0           0           1,540
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Operating (loss)/income before dividing with Pro-Fac         (11)      28,218      44,090        (2,520)      7,818          77,595
Interest (expense)/income                                      0      (66,661)      7,165        (5,298)          0         (64,794)
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Pretax (loss)/income before dividing with Pro-Fac            (11)     (38,443)     51,255        (7,818)      7,818          12,801
Pro-Fac share of income                                    6,408       (6,408)          0             0           0               0
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Income/(loss) before taxes                                 6,397      (44,851)     51,255        (7,818)      7,818          12,801
Tax (provision)/benefit                                   (2,154)      16,212     (18,436)         (506)          0          (4,884)
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Net income/(loss)                                      $   4,243    $ (28,639)  $  32,819    $   (8,324)  $   7,818      $    7,917
                                                       =========    =========   =========    ==========   =========      ==========

                                                                              Statement of Operations
                                                                        For the Quarter Ended March 24, 2001
                                                       ----------------------------------------------------------------------------
                                                        Pro-Fac     Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                      Cooperative  Foods, Inc.  Guarantors  Subsidiaries    Entries    Consolidated
                                                      -----------  -----------  ----------  ------------- -----------  ------------
(Dollars in Thousands)
Net sales                                              $       0    $ 265,703   $   3,732    $   16,557   $ (11,565)     $  274,427
Cost of sales                                                  0     (213,317)     (2,510)      (15,416)     13,141        (218,102)
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Gross profit                                                   0       52,386       1,222         1,141       1,576          56,325
Selling, administrative, and general expenses                 (1)     (45,487)     (2,512)       (1,872)     14,263         (35,609)
Other income                                                   0            0      14,263           176     (14,439)              0
Income from joint venture                                      0          316           0             0           0             316
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Operating (loss)/income before dividing with Pro-Fac          (1)       7,215      12,973          (555)      1,400          21,032
Interest (expense)/income                                      0      (22,745)      2,737          (845)          0         (20,853)
                                                       ---------    ---------   ---------    ----------   ----------     ----------
Pretax (loss)/income before dividing with Pro-Fac             (1)     (15,530)     15,710        (1,400)      1,400             179
Pro-Fac share of income                                       92          (92)          0             0           0               0
                                                       ---------    ---------   ---------    ----------   ---------      ----------
Income/(loss) before taxes                                    91      (15,622)     15,710        (1,400)      1,400             179
Tax (provision)/benefit                                     (681)       5,884      (5,653)         (270)          0            (720)
                                                       ---------     ---------  ---------    ----------   ---------      ----------
Net (loss)/income                                      $    (590)   $  (9,738)  $  10,057    $   (1,670)  $   1,400      $     (541)
                                                       =========    =========   =========    ==========   =========      ==========

                                                                           Statement of Cash Flows
                                                                   For  the Nine Months Ended March 24, 2001
                                                      ----------------------------------------------------------------------------
                                                        Pro-Fac     Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                      Cooperative  Foods, Inc.  Guarantors  Subsidiaries    Entries    Consolidated
                                                      -----------  -----------  ----------  ------------- -----------  ------------
(Dollars in Thousands)

Net income/(loss)                                      $   4,243    $ (28,639)  $  32,819    $   (8,324)  $   7,818      $    7,917
Adjustments to reconcile net income/(loss) to net
   cash provided by/(used in) operating activities -
     Estimated cash payments due to Class A members         (61)            0           0             0           0             (61)
     Depreciation                                             0        22,285         425         1,436           0          24,146
     Amortization of goodwill and certain intangible assets   0         1,933       5,481             0           0           7,414
     Amortization of debt issue costs, amendment costs,
       and discount on subordinated promissory note           0         3,860           0           322           0           4,182
     Interest-in-kind on subordinated promissory note         0         1,231           0             0           0           1,231
     Equity in undistributed earnings of joint venture        0        (1,540)          0             0           0          (1,540)
     Equity in undistributed earnings of CoBank               0           (96)          0             0           0             (96)
     Change in working capital                            1,425       (47,715)    (36,007)        7,059      (7,818)        (83,056)
                                                       --------     ---------   ---------    ----------   ---------      -----------
Net cash provided by/(used in) operating activities       5,607       (48,681)      2,718           493           0         (39,863)

Cash flows from investing activities:
   Purchase of property, plant, and equipment                 0       (17,083)     (2,735)       (1,163)          0         (20,981)
   Proceeds from disposals                                    0         5,058           0            10           0           5,068
   Proceeds from investment in CoBank                         0         2,926           0             0           0           2,926
                                                       --------     ---------   ---------    ----------   ---------      ----------
Net cash used in investing activities                         0        (9,099)     (2,735)       (1,153)          0         (12,987)

Cash flows from financing activities:
   Net proceeds from issuance of short-term debt              0        72,300           0         2,100           0          74,400
   Payments on long-term debt                                 0       (12,659)          0             0           0         (12,659)
   Cash paid in conjunction with debt amendment               0        (1,707)          0             0           0          (1,707)
   Cash portion of non-qualified conversion                 (83)            0           0             0           0             (83)
   (Repurchases)/issuance of common stock, net              631             0           0             0           0             631
   Cash dividends paid                                   (6,155)            0           0             0           0          (6,155)
                                                      ---------     ---------   ---------    ----------   ---------      ----------

Net cash (used in)/provided by financing activities      (5,607)       57,934           0         2,100           0          54,427
Net change in cash and cash equivalents                       0           154         (17)        1,440           0           1,577
Cash and cash equivalents at beginning of period              0         4,785         209             0           0           4,994
                                                       --------     ---------   ---------    ----------   ---------      ----------
Cash and cash equivalents at end of period             $      0     $   4,939   $     192    $    1,440   $       0      $    6,571
                                                       ========     =========   =========    ==========   =========      ==========

NOTE 8. OTHER MATTERS

Restructuring: On June 23, 2000, Agrilink Foods sold its pickle business to Dean Pickle and Specialty Product Company. As part of the transaction, Agrilink Foods agreed to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002. In anticipation of the completion of this co-pack contract, Agrilink Foods initiated restructuring activities for approximately 140 employees in that facility located in Tacoma, Washington. The total restructuring charge amounted to $1.1 million and was primarily comprised of employee termination benefits. The majority of such termination benefits will be liquidated during the next six months.

In addition, on October 12, 2001, Agrilink Foods announced a further reduction of approximately 7 percent of its nationwide workforce, for a total of approximately 300 positions. The reductions are part of an ongoing focus on low-cost operations and include both salaried and hourly positions. In conjunction with the reductions, Agrilink Foods recorded a charge against earnings of approximately $1.6 million in the second quarter of fiscal 2002, primarily comprising employee termination benefits. Reductions in personnel include operational and administrative positions, and net of the restructuring charge, are expected to improve fiscal 2002 earnings by approximately $5.0 million. Of this charge, approximately $1.3 million has been paid and the remaining termination benefits will be liquidated during the next three months.

Gain from Pension Curtailment: During September 2001, Agrilink Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain.

Legal Proceedings: On September 25, 2001, in the circuit court of Multnomah County, Oregon, Blue Line Farms commenced a class action suit against Agrilink Foods, Pro-Fac Cooperative, Inc., Mr. Mike Shelby, and "Does" 1-50, representing directors, officers, and agents of the corporate defendants.

The complaint alleges (i) fraud in operating AgriFrozen, a former subsidiary of Pro-Fac; (ii) breach of fiduciary duty in operating AgriFrozen; (iii) negligent misrepresentation in operating AgriFrozen; (iv) breach of contract against Pro-Fac; (v) breach of good faith and fair dealing against Pro-Fac; (vi) conversion against Pro-Fac and Agrilink Foods; (vii) intentional interference with a contract against Agrilink Foods; and (viii) statutory Oregon securities law violations against Pro-Fac and separately against Mr. Shelby.

The relief sought includes (i) a demand for an accounting; (ii) injunctive relief to compel the disclosure of documents; (iii) certification of the class;
(iv) damages of $50 million;  (v) prejudgment and  post-judgment  interest;  and
(vi) an award of costs and expenses including expert fees and attorney's fees.

Management believes this case is without merit and intends to defend vigorously its position.

Dividends: Subsequent to quarter end, the Cooperative declared a cash dividend of $.43 per share on the Class A Cumulative Preferred Stock. These dividends approximate $1.9 million and were paid on April 29, 2002.